EXHIBIT 99.1

Macrovision Agrees to Acquire All Media Guide Holdings, Inc.

Acquisition of a Leading Provider of Information Databases for Music,

Movies, and Video Games Extends Macrovision’s Solutions for Monetizing

Digital Content across Wide Array of Audiences

SANTA CLARA, Calif. November 6, 2007—Macrovision Corporation (Nasdaq: MVSN) today announced that it has signed a definitive agreement to acquire All Media Guide Holdings, Inc. (“AMG”). AMG is one of the world’s largest providers of information databases and metadata for entertainment products (music, movies, and games) as well as solutions that support the recognition, discovery and management of digital media. Founded in 1991, AMG is based in Ann Arbor, Michigan and is privately-held. The acquisition is subject to customary conditions to closing, including review under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close by the end of 2007.

AMG, operating under the trade name All Media Guide, is one of the largest and most comprehensive entertainment information databases with reviews, biographies, ratings, images, titles, credits, essays, and descriptive categories for music, movies and video games. AMG’s metadata encompasses information for more than eleven million song tracks, one million unique albums, millions of compact discs, more than 500,000 cover images, eight million streaming sound files and tens of millions of relational links. Its media recognition technology and music discovery software is deployed on numerous electronic devices.

AMG’s customers include industry leading brick and mortar retailers, internet retailers and portals, and consumer electronic manufacturers. These customers utilize AMG’s data to provide comprehensive information that enables consumers to make better and faster decisions about the songs, albums, movies and games they buy or play, irrespective of the type of electronics device used to access the content.

The acquisition of AMG extends Macrovision’s solutions for the enhancement and distribution of digital content by making it easier for consumers to discover, purchase, interact with and play back digital media assets, which is a strategic priority for Macrovision. Macrovision and AMG’s combined solutions offer consumer electronics device manufacturers the ability to better manage media while putting information about millions of movies, videos and songs within the easy reach of consumers. AMG’s comprehensive data is also intended to strongly appeal to Macrovision video content customers, which include Hollywood studios. AMG’s content enables those customers to more easily monetize digital media by making content identification, navigation, recommendation and enjoyment simpler for consumers.

“In an era when consumers have many choices, cell phone manufacturers, electronics device makers and service providers want to make video and all other entertainment content quick and easy to find,” said Fred Amoroso, CEO of Macrovision Corporation. “AMG plays a critical role in enhancing the overall consumers’ user experience in searching, discovering, purchasing and enjoying entertainment media. Its offerings complement our existing solutions and partnerships for helping content owners monetize their digital media assets and device makers retain and grow their customer base.”

“Metadata is a critical component of media commerce and demand for rich descriptive data such as reviews, album art, artist biographies and accompanying editorials is growing quickly,” said Karl Ryser Jr., President of AMG. It takes years to accumulate a high-quality database of metadata, and AMG has become an essential partner for its customers. Joining together with Macrovision puts us in an even better position to help more consumer electronics manufacturers, retailers and content owners collaborate with customers to create outstanding online media experiences.”

About Macrovision

Macrovision provides distribution, commerce and consumption solutions for software, entertainment and information content to the home video, PC games, music, cable/satellite, consumer software, enterprise software and information publishing industries as well as middleware solutions to enable the development of connected devices. Macrovision holds approximately 270 issued or pending United States patents and more than 1,200 issued or pending international patents, and continues to increase its patent portfolio with new and innovative technologies in related fields. Macrovision is headquartered in Santa Clara, California, U.S.A. with other offices across the United States and around the world. More information about Macrovision can be found at www.macrovision.com.

About All Media Guide

All Media Guide, based in Ann Arbor, Michigan, is a leading authority on music, movies and games. Since 1991, the company has provided comprehensive content and technologies to support the physical and digital distribution of entertainment media. With thousands of musicologists, film historians, and game specialists contributing over the years, AMG has created one of the industry’s cleanest, most in-depth database of information and original editorial content. AMG content and technologies are licensed by leading consumer electronics manufacturers, retailers, and Internet sites. Visit AMG at www.allmusic.com, www.allmovie.com and www.allgame.com.

This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the closing of Macrovision’s acquisition of AMG, the integration of its products and technologies into Macrovision’s products and solutions offerings and customer demand for such offerings. A number of factors could cause Macrovision’s actual results to differ from anticipated results expressed in such forward-looking statements. Such factors include, among others, satisfaction of closing conditions to the transaction, our ability to successfully integrate the merged businesses and technologies, and customer demand for the technologies and integrated offerings Such factors are further addressed in Macrovision’s Annual Report on Form 10-K for the period ended December 31, 2006, its latest Quarterly Report on Form 10-Q for the period ended June 30, 2007 and other securities filings which are on file with the Securities and Exchange Commission (available at www.sec.gov). Macrovision assumes no obligation to update any forward-looking statements except as required by law.

©Macrovision 2007. Macrovision is a registered trademark of Macrovision Corporation. All other brands and product names and trademarks are the registered property of their respective companies.

For more information, contact :

Carolyn Newburn

Macrovision Corporation

408-969-5561

cnewburn@macrovision.com